                         As filed with the Securities and Exchange Commission on August 28, 2007
Registration No. 333-133072

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM SB-2 ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UROPLASTY, INC.
(Exact Name of Registrant as specified in its charter)

Minnesota	41-1719250
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
5420 Feltl Road
Minnetonka, Minnesota 55343
Telephone: (952) 426-6140
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
David B. Kaysen
President and Chief Executive Officer
5420 Feltl Road
Minnetonka, Minnesota 55343
Telephone: (952) 426-6140
(Name, address, including zip code and telephone
number, including area code, of agent for service)

Copies to:
Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
Telephone: (612) 672-3600
Facsimile: (612) 672-3777

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon the filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
     Pursuant to Rule 429 under the Securities Act of 1933, this registration statement relates to Registration Statement No. 333-126737.

EXPLANATORY NOTE
Because it is eligible to use the Form S-3 registration statement, Uroplasty, Inc. is amending its Registration Statement No. 333-133072, which was originally filed and declared effective on a Form SB-2 registration statement, with this Post-Effective Amendment on Form S-3 registration statement. Pursuant to Rule 429 under the Securities Act of 1933, this Post-Effective Amendment on Form S-3 registration statement also serves as a post-effective amendment to Registration Statement No. 333-126737.
The prospectus contained in this registration statement is a combined prospectus under Rule 429 of the Securities Act and relates to the registration statement on Form SB-2 (Registration No. 333-126737) filed by Uroplasty, Inc. with the SEC on July 22, 2005 and declared effective on July 29, 2005. Registration Statement No. 333-126737 registered 2,147,142 shares of our common stock and 1,180,928 shares of our common stock issuable upon the exercise of warrants on behalf of the selling shareholders named in this prospectus. Registration Statement No. 333-133072 registered an additional 57,381 shares of our common stock which were issued to some of the selling shareholders. The selling shareholders have sold 1,145,179 shares of our common stock.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.
Subject to Completion Dated August 28, 2007.
PROSPECTUS
UROPLASTY, INC.
1,059,344 Shares of Common Stock
and
1,180,928 Shares of Common Stock
Issuable Upon the Exercise of Warrants

This prospectus relates to shares of our common stock that may be sold at various times by the selling shareholders identified under “Selling Shareholders.” We will not receive any proceeds from the sale of those shares.
Our common stock is traded on the American Stock Exchange under the symbol “UPI.” On August 24, 2007, the closing price of our common stock on the American Stock Exchange was $3.85 per share.
This investment is speculative and involves a high degree of risk. See “Risk Factors” on page 3 to read about factors you should consider before buying shares of the common stock.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated      , 2007

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. The information in this document is current only as of the date on the front cover.
 i

PROSPECTUS SUMMARY
This summary highlights basic information about us and the offering but may not contain all the information that may be important to you. You should read the section entitled “Risk Factors” in this prospectus as well as the more detailed information contained in and incorporated by reference into this prospectus. The references in this prospectus to “we,” “our,” or “us” refer to Uroplasty, Inc. and its subsidiaries, unless the context indicates otherwise.
Our Business
We are a medical device company that develops, manufactures and markets innovative products for the treatment of voiding dysfunctions. Our minimally invasive products treat urinary and fecal incontinence and overactive bladder symptoms. We believe that our company is uniquely positioned because we offer a broad and diverse set of products to address the various preferences of doctors and patients, as well as the quality of life issues presented by voiding dysfunctions. We currently offer three medical devices for the treatment of incontinence and overactive bladder symptoms.
Our Strategy
Our goal is to gain market share in the voiding dysfunction market by expanding our portfolio of minimally invasive products for the treatment of voiding dysfunctions, with a particular focus on products and applications for outpatient and office based procedures. We believe that, with a suite of innovative products, we can increasingly garner the attention of key physicians, our independent sales representatives and distributors to enhance market acceptance of our products. The key elements of our strategy are to:
•	Focus on office-based solutions for physicians.

•	Grow our United States sales and international distribution.

•	Educate physicians and patients about the benefits of our Urgent PC® neuromodulation system.

•	Provide patient-driven alternatives.

•	Develop, acquire or license new products.
Our Products
Macroplastique® Implants is a minimally invasive, implantable soft tissue bulking product for the treatment of urinary incontinence. When Macroplastique is injected into tissue around the urethra, it stabilizes and “bulks” tissues close to the urethra, thereby providing the surrounding muscles with increased capability to control the release of urine. Macroplastique has been sold for urological indications in over 40 countries outside the United States since 1991. In October 2006, we received from the FDA pre-market approval for the use of Macroplastique to treat female stress incontinence. We began marketing this product in the United States in early 2007. We cannot assure that we can market Macroplastique profitably in the United States. Our other proprietary, implantable soft tissue bulking agents that we sell outside the United States include PTQ™ Implants for fecal incontinence, VOX™ Implants for vocal cord rehabilitation and Bioplastique® Implants for dermal augmentation.
The Urgent® PC neuromodulation system is a minimally invasive device designed for office-based treatment of overactive bladder symptoms of urge incontinence, urinary urgency and urinary frequency. The product uses percutaneous tibial nerve stimulation to deliver an electrical pulse that travels to the sacral nerve plexus, a control center for bladder function. We received regulatory approvals for sale of this product in the United States and Canada in October 2005, and in Europe in November 2005. Subsequently, we have launched the product for sale in those markets. We launched our second generation Urgent PC product in 2006.
I-Stop™ is a minimally invasive biocompatible, polypropylene, tension-free sling for the treatment of female urinary incontinence. Our I-Stop sling can correct stress urinary incontinence by providing tension-free, hammock-type support for the urethra to prevent its downward movement and the associated leakage of urine. We stopped selling this product actively in the United States in March 2007, but continue to sell it in the United Kingdom.

Sales and Marketing
We are focusing our sales and marketing efforts primarily on office-based and outpatient surgery-based urologists, urogynecologists and gynecologists with significant patient volume. We believe the United States is a significant opportunity for future sales of our products. In order to grow our United States business, we have expanded our sales organization, consisting of direct field sales and independent sales representatives, marketing organization and reimbursement department to market our products directly to our customers. By expanding our United Sates presence, we intend to develop long-standing relationships with leading physicians treating incontinence and overactive bladder symptoms.
Corporate Information
Our company was incorporated in Minnesota in 1992. Our headquarters are located at 5420 Feltl Road, Minnetonka, Minnesota, 55343. Our telephone number is (952) 426-6140. We maintain a web site at www.uroplasty.com. Information contained on our web site is not part of this prospectus.
Macroplastique®, Bioplastique®, PTQ™, VOX™, I-Stop™ and Urgent® PC are trademarks we own or license.
The Offering

Common stock offered by selling shareholders:	Up to 1,059,344 shares of common stock and 1,180,928 shares of common stock issuable upon the exercise of warrants.

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering. The proceeds, if any, we receive from the exercise of the warrants will be used for general corporate purposes.

Trading symbol:	Our common stock is traded on the American Stock Exchange under the symbol “UPI.”
In April 2005, we completed a private placement to the selling shareholders in which we sold an aggregate of 2,147,142 shares of our common stock, 1,145,179 shares of which have been sold by the selling shareholders, together with warrants to purchase 1,180,928 shares of our common stock at an exercise price of $4.75 per share. In February 2006, we issued 57,381 shares of our common stock to certain of the selling shareholders as payment for liquidated damages pursuant to a Registration Rights Agreement dated April 21, 2005. This prospectus covers the resale of the shares of common stock acquired in the private placement and as payment for liquidated damages as well as the shares issuable upon exercise of the warrants.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth below and all other information contained or incorporated by reference in this prospectus before purchasing our common stock. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the price of our common stock could decline and you could lose part or all of your investment
We continue to incur losses and may never reach profitability
We have incurred net losses in each of the last five fiscal years. As of June 30, 2007, we had an accumulated deficit of approximately $17 million primarily as a result of costs relating to the development, including seeking regulatory approvals, and commercialization of our products. We expect our operating expenses relating to sales and marketing activities, product development and clinical trials, including for FDA-mandated post-market clinical study for our Macroplastique product will continue to increase during the foreseeable future. To achieve profitability, we must generate substantially more revenue than we have in prior years. Our ability to achieve significant revenue growth will depend, in large part, on our ability achieve widespread market acceptance for our products and successfully expand our business in the U.S., which we cannot guarantee will happen. We may never realize sufficient revenue from the sale of our products to be profitable.
We will require additional financing in the future which may not be available to us when required, or may be available only on unfavorable terms.
Our future liquidity and capital requirements will depend on numerous factors including: the timing and cost involved in manufacturing scale-up and in expanding our sales, marketing and distribution capabilities in the United States markets; the cost and effectiveness of our marketing and sales efforts with respect to our existing products in international markets; the effect of competing technologies and market and regulatory developments; and the cost involved in protecting our proprietary rights. Because we have yet to achieve profitability and generate positive cash flows, we will need to raise additional financing to support our operations and planned growth activities beyond fiscal 2008. Any equity financing could substantially dilute your equity interests in our company and any debt financing could impose significant financial and operational restrictions on us. There can be no guarantee that we will be successful, as we currently have no committed sources of, or other arrangements with respect to, additional equity or debt financing. We therefore cannot assure you that we will obtain additional financing on acceptable terms, or at all.
If we are not able to attract, retain and motivate our sales force and expand our distribution channels, our sales and revenues will suffer.
In the U.S., we have a sales organization consisting of direct sales and a nationwide network of independent sales representatives and a marketing organization to market our products directly and support our distributor organizations. We anticipate continuing to expand our sales and marketing organization, as needed to support our growth. We have and will continue to incur significant continued and additional expenses to support this organization. We may not be able to recruit, train, motivate or retain qualified sales and marketing personnel or independent sales representatives. Our ability to increase product sales in the U.S. will largely depend upon our ability to develop and maintain the sales organization. Outside of the United States and United Kingdom, we sell our products in foreign markets primarily through a network of independent distributors. Our ability to increase product sales in foreign markets will largely depend on our ability to develop and maintain relationships with our existing and additional distributors. We may not be able to retain distributors who are willing to commit the necessary resources to market and sell our products to the level of our expectations. Failure to expand our distribution channels or to recruit, retain and motivate qualified personnel could have a material adverse effect on our product sales and revenues.
We are primarily dependent on sales of one product line and our business would suffer if sales of this product line decline.
We are dependent on sales of our products that contain our Macroplastique bulking agent. Our Macroplastique product line accounted for 51% and 67%, respectively, of total net sales during fiscal 2007 and 2006. If our Macroplastique products were no longer available for sale in any key market because of regulatory, intellectual property or any other reason, our net sales from these products would significantly decline. A significant decline in our net sales could also negatively impact our product development activities and therefore our business prospects.

We are unable to predict how quickly or how broadly the market will accept our products. If demand for our products fails to develop as we expect, our revenues will decline or we may be unable to increase our revenues and be profitable.
Our failure to achieve sufficient market acceptance of our products in the U.S., particularly for the Urgent PC, will limit our ability to generate revenue and be profitable. Market acceptance of our products will depend on our ability to demonstrate the safety, clinical efficacy, perceived benefits and cost-effectiveness of our products compared to products or treatment options of our competitors, and to train physicians in the proper application of our products. We cannot assure you that we will be successful in educating the marketplace about the benefits of using our products. Even if customers accept our products, this acceptance may not translate into sales if our competitors have developed similar products that our customers prefer. Furthermore, if our products do not achieve increasing market acceptance in the U.S. and internationally, our revenues will decline or we may be unable to increase our revenues and be profitable.
Our products and facilities are subject to extensive regulation with which compliance is costly and which exposes us to penalties for non-compliance. We may not be able to obtain required regulatory approvals for our products in a cost-effective manner or at all, which could adversely affect our business and results of operations.
The production and marketing of our products and our ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. U.S. and foreign regulations applicable to medical devices are wide-ranging and govern, among other things, the testing, marketing and pre-market review of new medical devices, in addition to regulating manufacturing practices, reporting, advertising, exporting, labeling and record keeping procedures. We are required to obtain regulatory approval or clearance before we can market our products in the United States and certain foreign countries. The regulatory process requires significant time, effort and expenditures to bring our products to market, and we cannot assure that any of our products will be approved or continue to be approved for sale. Any failure to obtain or retain regulatory approvals or clearances could prevent us from successfully marketing our products, which could adversely affect our business and results of operations. Our failure to comply with applicable regulatory requirements could result in governmental agencies:
•	imposing fines and penalties on us;

•	preventing us from manufacturing or selling our products;

•	bringing civil or criminal charges against us;

•	delaying the introduction of our new products into the market;

•	enforcing operating restrictions;

•	recalling or seizing our products; or

•	withdrawing or denying approvals or clearances for our products.
If any or all of the foregoing were to occur, we may not be able to meet the demands of our customers and our customers may cancel orders or purchase products from our competitors, which could adversely affect our business and results of operations.
Even if we receive regulatory approval or clearance of a product, the approval or clearance could limit the uses for which we may label and promote the product, which may limit the market for our products. Further, for a marketed product, its manufacturer and manufacturing facilities are subject to periodic reviews and inspections by FDA and foreign regulatory authorities. Subsequent discovery of problems with a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market or other enforcement actions. In addition, regulatory agencies may not agree with the extent or speed of corrective actions relating to product or manufacturing problems.
If additional regulatory requirements are implemented in the foreign countries in which we sell our products, the cost of developing or selling our products may increase. In addition, we may rely on our distributors outside the United States in seeking regulatory approval to market our devices in particular countries. To the extent we do so, we are dependent on persons outside of our direct control to make regulatory submissions and secure approvals, and we do or will not have direct access to health care agencies in those markets to ensure timely regulatory approvals or prompt resolution of regulatory or compliance matters. If our distributors fail to obtain the required approvals or do not do so in a timely manner, our net sales from our international operations and our results of operations may be adversely affected.
In addition, our business and properties are subject to federal, state and local laws and regulations relating to the protection of the environment, natural resources and worker health and safety and the use, management, storage, and disposal of hazardous substances, wastes, and other regulated materials. The costs of complying with these various environmental requirements, as they now exist or may be altered in the future, could adversely affect our financial condition and results of operations.
If third parties claim that we infringe upon their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling the affected product.
The medical device industry is litigious with respect to patents and other intellectual property rights. Companies operating in our industry routinely seek patent protection for their product designs, and many of our principal competitors have large patent portfolios. Companies in the medical device industry have used intellectual property litigation to gain a competitive advantage. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:
•	be expensive and time consuming to defend;

•	result in us being required to pay significant damages to third parties;

•	cause us to cease making or selling products that incorporate the challenged intellectual property;

•	require us to redesign, reengineer or rebrand our products, if feasible;

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which agreements may not be available on terms acceptable to us or at all;

•	divert the attention of our management; or

•	result in our customers or potential customers deferring or limiting their purchases or use of the affected products until resolution of the litigation.
In addition, new patents obtained by our competitors could threaten a product’s continued life in the market even after it has already been introduced.
If we are unable to adequately protect our intellectual property rights, we may not be able to compete effectively and we may not be profitable.
Our success depends in part on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of trademark laws and confidentiality, noncompetition and other contractual arrangements to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our patents and patent applications if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Our patents, if challenged or if we attempt to enforce them, may not necessarily be upheld by the courts of any jurisdiction. In addition, patent protection in foreign countries may be different from patent protection under U.S. laws and may not be favorable to us. As a result, we may not be able to compete effectively.
We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all of our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent products or processes or otherwise gain access to our unpatented proprietary technology. We attempt to protect our trade secrets and other unpatented proprietary technology through the use of confidentiality and noncompetition agreements with our current key employees and with other parties to whom we have divulged trade secrets. However, these agreements may not be enforceable or may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event competitors discovery or independently develop similar proprietary information.
Product liability claims could adversely affect our business and results of operations.
The manufacture and sale of medical devices exposes us to significant risk of product liability claims, some of which may have a negative impact on our business. Our existing products were developed relatively recently and defects or risks that we have not yet identified may give rise to product liability claims. Our existing $2 million of worldwide product liability insurance coverage would likely be inadequate to protect us from any liabilities we may incur or we may not be able to maintain adequate product liability insurance at acceptable rates. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage and it is ultimately determined that we are liable, our business could suffer. Additionally, we could experience a material design or manufacturing failure in our products, a quality system failure, other safety issues or heightened regulatory scrutiny that would warrant a recall of some of our products. A recall of any of our products likely would be costly, would be uninsured and could also result in increased product liability claims. Further, while we train our physician customers on the proper usage of our products, we cannot ensure that they will implement our instructions accurately. If our products are used incorrectly by our customers, injury may result and this could give rise to product liability claims against us. Any losses that we may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of our products, may divert management’s attention from other matters and may have a negative impact on our business and our results of operations.
If we are not able to successfully scale-up production of our products, our sales and revenues will suffer.
In order to commercialize our products in the United States and international markets, we need to be able to produce, or subcontract the production of, our products in a cost-effective way on a large scale to meet demand, while maintaining high standards for quality and reliability. If we fail to successfully commercialize our products, we will not be profitable.
We may experience manufacturing and control problems as we begin to scale-up our future manufacturing operations, and we may not be able to scale-up manufacturing in a timely manner or at a reasonable cost to enable production in sufficient quantities. If we experience any of these problems, we may not be able to have our products manufactured and delivered in a timely manner.
The I-Stop sling is designed and manufactured by CL Medical in France for our distribution in the United Kingdom. If CL Medical experiences problems with manufacturing or control, encounters regulatory or compliance problems, or incurs delays, we may not receive the I-Stop product in a timely manner. This would limit our ability to generate revenues.
The loss or interruption of materials from any of our key suppliers could slow down the manufacture of our products, which would limit our ability to generate sales and revenues.
We currently purchase several key materials used in our products from single source suppliers. Our reliance on a limited number of suppliers subjects us to several risks, including an inability to obtain an adequate supply of required materials, price increases, untimely delivery and difficulties in qualifying alternative suppliers. We cannot be sure that acceptable alternative arrangements could be made on a timely basis. Additionally, the qualification of materials and processes as a result of a supplier change could be deemed as unacceptable to regulatory authorities and cause delays and increased costs due to additional test requirements. A significant interruption in the supply of materials, for any reason, could delay the manufacture and sale of our products, which would limit our ability to generate revenues.
If we are not able to maintain sufficient quality controls, regulatory approvals by the European Union, the FDA or other relevant authorities of our products could be delayed or denied and our sales and revenues will suffer.
Approval of our products could be delayed by the FDA, European Union or other related authorities if our manufacturing facilities do not comply with applicable manufacturing requirements. The FDA’s Quality System Regulations impose extensive testing, control, documentation and other quality assurance requirements. Canada and the European Union also impose requirements on quality systems of manufacturers, which are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. Further, our suppliers are also subject to these regulatory requirements. Failure by any of our suppliers or us to comply with these requirements could prevent us from obtaining or retaining approval for and marketing of our products. We cannot assure you that our suppliers’ or our manufacturing facilities will comply with applicable regulatory requirements on a timely basis or at all.
Even with approval to market our products in the European Union, the United States and other countries, we must continue to comply with relevant manufacturing and distribution requirements. If violations of applicable requirements are noted during periodic inspections of our manufacturing facilities, we may not be able to continue to market our products and our revenues could be materially adversely affected.
If we are not able to acquire or license other products, our business and future growth prospects could suffer.
As part of our growth strategy, we intend to acquire or license additional products and product candidates for development and commercialization. The success of this strategy depends upon our ability to identify, select and acquire the right products.
Any product candidate we license or acquire may require additional development efforts prior to sale, including clinical testing and approval by the FDA and other regulatory bodies. Product candidates may fail to receive or experience a significant delay in receiving the necessary approvals. In addition, we cannot assure you that any approved products that we acquire or license will be manufactured economically, successfully commercialized or widely accepted in the marketplace. Other companies, including those with greater financial, marketing and sales resources, may compete with us for the acquisition or license of product candidates or approved products. We may not be able to acquire or license the right to other products on terms that we find acceptable, or at all.
Even if we complete future acquisitions, our business, financial condition and the results of operations could be negatively affected because:
•	we may be unable to integrate the acquired business successfully and realize anticipated economic, operational and other benefits in a timely manner; and

•	the acquisition may disrupt our ongoing business, distract our management and divert our resources.
The loss of our key customers could result in a material loss of revenues.
Our two largest customers each accounted for approximately 10% of our net sales in fiscal 2007. During fiscal 2006, the same two customers accounted for approximately 14% and 11% of our net sales. As a result, we face the risk that one or both of our key customers may decrease business or terminate relationships with us. If we are unable to replace any decrease in business from these customers, it could result in a material decrease in our revenue. This could adversely affect our financial condition.
Negative publicity regarding the use of silicone material in medical devices could harm our business and result in a material decrease in revenues.
Macroplastique is comprised of medical grade, heat-vulcanized polydimethylsiloxane, which results in a solid, flexible silicone elastomer. In the early 1990’s, the United States breast implant industry became the subject of significant controversies surrounding the possible effects upon the human body of the use of semi-liquid silicone gel in breast implants, resulting in product liability litigation and leading to the bankruptcy of several companies, including our former parent, Bioplasty, Inc. We use only medical grade solid silicone material in our tissue bulking products and not semi-liquid silicone gel, as was used in breast implants. Negative publicity regarding the use of silicone materials in our products or in other medical devices could have a significant adverse affect on the overall acceptance of our products. We cannot assure you that the use of solid silicone in medical devices implanted in the human body by us and others will not result in negative publicity.

The risks inherent in operating internationally and the risks of selling and shipping our products and of purchasing our components and products internationally may adversely impact our net sales, results of operations and financial condition.
We still derive a substantial portion of our net sales from customers and operations in international markets. We expect non-United States sales to continue to represent a significant portion of our revenues until we achieve sufficient market acceptance from United States customers of the already FDA-approved products, and in particular the Urgent PC. The sale and shipping of our products and services across international borders, as well as the purchase of components and products from international sources, subject us to extensive U.S. and foreign governmental trade regulations. Compliance with such regulations is costly and exposes us to penalties for non-compliance. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities, and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping and sales activities.
In addition, many of the countries in which we sell our products are, to some degree, subject to political, economic and/or social instability. Our international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions. These risks include:
•	the imposition of additional U.S. and foreign governmental controls or regulations;

•	the imposition of costly and lengthy new export licensing requirements;

•	the imposition of U.S. and/or international sanctions against a country, company, person or entity with whom the company does business that would restrict or prohibit continued business with the sanctioned country, company, person or entity;

•	political and economic instability;

•	fluctuations in the value of the U.S. dollar relative to foreign currencies;

•	a shortage of high-quality sales people and distributors;

•	loss of any key personnel that possess proprietary knowledge, or who are otherwise important to our success in certain international markets;

•	changes in third-party reimbursement policies that may require some of the patients who receive our products to directly absorb medical costs or that may necessitate the reduction of the selling prices of our products;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of new trade restrictions;

•	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

•	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

•	pricing pressure that we may experience internationally;

•	laws and business practices favoring local companies;

•	longer payment cycles;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	difficulties in enforcing or defending intellectual property rights; and

•	exposure to different legal and political standards due to our conducting business in approximately 40 countries.
We cannot assure you that one or more of these factors will not harm our business. Any material decrease in our international sales would adversely impact our net sales, results of operations and financial condition. Our international sales are predominately in Europe. In Europe, health care regulation and reimbursement for medical devices vary significantly from country to country. This changing environment could adversely affect our ability to sell our products in some European countries.
Fluctuations in foreign exchange rates could negatively impact our results of operations.
Because our international sales are denominated primarily in euros, currency fluctuations in countries where we do business may render our products less price competitive than those of competing companies whose sales are denominated in weaker currencies. We report our financial results in U.S. dollars, and fluctuations in the value of either the dollar or the currencies in which we transact business can have a negative impact on our results of operations and financial condition. Consequently, we have exposure to foreign currency exchange risks. We do not hedge any of our foreign currency risk.
If we are unable to continue to develop and market new products and technologies, we may experience a decrease in demand for our products or our products could become obsolete, and our business would suffer.
We are continually engaged in product development and improvement programs, and we expect new products to represent a significant component of our future business. We may not be able to compete effectively with our competitors unless we can keep up with existing or new products and technologies in the urinary and fecal incontinence market. If we do not continue to introduce new products and technologies, or if those products and technologies are not accepted, we may not be successful and our business would suffer. Moreover, our clinical trials have durations of several years and it is possible that competing therapies, such as drug therapies, may be introduced while our products are still undergoing clinical trials. This could reduce the potential demand for our products and negatively impact our business prospects. Additionally, our competitors’ new products and technologies may beat our products to market, may be more effective or less expensive than our products or render our products obsolete.
The marketing of our products requires a significant amount of time and expense and we may not have the resources to successfully market our products, which would adversely affect our business and results of operations.
The marketing of our products requires a significant amount of time and expense in order to identify the physicians who may use our products, invest in training and education and employ a sales force that is large enough to interact with the targeted physicians. We may not have adequate resources to market our products successfully against larger competitors who have more resources than we do. If we cannot market our products successfully, our business and results of operations would be adversely affected.
The size and resources of our competitors may allow them to compete more effectively than we can, which could adversely affect our potential profitability.
Our products compete against similar medical devices and other treatment methods, including drugs, for treating urinary and fecal voiding dysfunctions. Many of our competitors have significantly greater financial, research and development, manufacturing and marketing resources than we have. Our competitors could use these resources to develop or acquire products that are safer, more effective, less invasive, less expensive or more readily accepted than our products. Their products could make our technology and products obsolete or noncompetitive. Our competitors could also devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. If we are not able to compete effectively, then we may not be profitable.

We are dependent on the availability of third-party reimbursement for our revenues.
Our success depends on the availability of reimbursement for the cost of our products from third-party payors, such as government health authorities, private health insurance plans and managed care organizations. There is no uniform policy for reimbursement in the United States and foreign countries. We believe that the ease of obtaining, and the amount of, reimbursement for urinary incontinence treatment has a significant impact on the decisions of health care providers regarding treatment methods and products. Accordingly, changes in the extent of coverage or a reduction in reimbursement rates under any or all third-party reimbursement programs may cause a decline in purchases of our products, which would materially adversely affect the market for our products. Alternatively, we might respond to reduced reimbursement rates by reducing the prices of our products, which could also reduce our revenues.
If physicians do not recommend and endorse our products, our sales may decline or we may be unable to increase our sales and profits.
In order for us to sell our products, physicians must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from physicians. Acceptance of our products depends on educating the medical community as to the distinctive characteristics, perceived benefits, safety, clinical efficacy, cost-effectiveness and reimburseability of our products compared to products of our competitors, and on training physicians in the proper application of our products. If we are not successful in obtaining the recommendations or endorsements of physicians for our products, our sales may decline or we may be unable to increase our sales and profits.
Our business strategy relies on assumptions about the market for our products, which, if incorrect, would adversely affect our business prospects and profitability.
We are focused on the market for minimally invasive therapies used to treat voiding dysfunctions. We believe that the aging of the general population will continue and that these trends will increase the need for our products. However, the projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize. Actual demand for our products could also be affected if drug therapies gain more widespread acceptance as a viable alternative treatment, which in each case would adversely affect our business prospects and profitability.
Proposals to modify the health care system in the U.S. or other countries could affect the pricing of our products. If we cannot sell our products at the prices we plan to, our margins and profitability could be adversely affected.
Proposals to modify the current health care system in the United States to improve access to health care and control its costs are continually being considered by the federal and state governments. We anticipate that the U.S. Congress and state legislatures will continue to review and assess alternative health care reform proposals. We cannot predict whether these reform proposals will be adopted, when they may be adopted or what impact they may have on us if they are adopted. Any spending decreases or other significant changes in government programs such as Medicare could adversely affect the pricing of our products.
Like the United States, foreign countries have considered health care reform proposals and could materially alter their government-sponsored health care programs by reducing reimbursement rates. Any reduction in reimbursement rates under United States or foreign health care programs could negatively affect the pricing of our products. If we are not able to charge a sufficient amount for our products, our margins and our profitability will be adversely affected.
If our information systems fail or if we experience an interruption in their operation, our business and results of operations could be adversely affected.
The efficient operation of our business is dependent on our management information systems. We rely on our management information systems to effectively manage accounting and financial functions, order entry, order fulfillment and inventory replenishment processes, and to maintain our research and development and clinical data. The failure of our management information systems to perform as we anticipate could disrupt our business and product development and could result in decreased sales, increased overhead costs, excess inventory and product shortages, causing our business and results of operations to suffer. In addition, our management information systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood and other natural disasters;

•	terrorist attacks and attacks by computer viruses or hackers; and

•	power loss or computer systems, Internet, telecommunications or data network failure.
Any such interruption could adversely affect our business and results of operations.
If we lose the services of our chief executive officer or other key personnel, we may not be able to manage our operations and meet our strategic objectives.
Our future success depends, in large part, on the continued service of our senior management. We have no key person insurance with respect to any of our senior managers, and any loss or interruption of their services could significantly reduce our ability to effectively manage our operations and implement our strategy. Also, we depend on the continued service of key managerial, scientific, sales and technical personnel, as well as our ability to continue to attract and retain additional highly qualified personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations. Any loss or interruption of the services of our other key personnel could also significantly reduce our ability to effectively manage our operations and meet our strategic objectives because we cannot assure you that we would be able to find an appropriate replacement should the need arise. We also compete for experienced medical device sales personnel. If we are unable to hire and retain qualified sales personnel, our sales could be negatively impacted.
You may be unable to sell your investment.
There is only a limited trading market for our common stock, which is quoted on the AMEX. Transactions in our common stock may lack the volume, liquidity and orderliness necessary to maintain a liquid and active trading market. Accordingly, an investor should consider the potential lack of liquidity before investing in our common stock.
Our stock price may fluctuate and be volatile.
The market price of our common stock may be subject to significant fluctuation due to the following factors, among others:
•	variations in our quarterly financial results;

•	developments regarding regulatory clearances or approvals of our products;

•	market acceptance of our products;

•	the success of our efforts to acquire or license additional products;

•	announcements of new products or technologies by us or our competitors;

•	developments regarding our patents and proprietary rights or those of our competitors;

•	developments in U.S. or international reimbursement systems;

•	changes in accounting standards, policies, guidance or interpretations;

•	sales of substantial amounts of our stock by existing shareholders; and

•	general economic conditions.
The stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad market fluctuations may cause the price of our common stock to fall abruptly or remain significantly depressed.

Future sales of our common stock in the public market could lower our share price.
The market price of our common stock could decline due to sales by our existing shareholders of a large number of shares of our common stock or the perception that these sales could occur. These sales could also make it more difficult for us to raise capital through the sale of common stock at a time and price we deem appropriate.
We have a significant number of equity instruments outstanding subject to conversion to our common stock. As of March 31, 2007 we had 2,169,866 shares of our common stock subject to outstanding options (of which 1,666,282 were vested) and 2,166,478 shares of our common stock subject to outstanding warrants. Further, in April 2007, we issued 1,417,144 shares of our common stock to purchase from CystoMedix, Inc. certain intellectual property assets related to the Urgent PC. The shares issued to CystoMedix will become eligible for public resale beginning in April 2008.
We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.
Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement management attestation requirements relating to internal controls and all other aspects of Section 404 by our March 31, 2008 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, including the SEC. This type of action could adversely affect our financial results or investors’ confidence in our company and our ability to access capital markets and could cause our stock price to decline. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner. Further, if we acquire any company in the future, we may incur substantial additional costs to bring the acquired company’s systems into compliance with Section 404.
Our corporate documents and Minnesota law contain provisions that could discourage, delay or prevent a change in control of our company.
Provisions in our articles of incorporation may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our articles of incorporation authorize our board of directors to issue up to 20 million shares of stock which, without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights. With these rights, the holders of such shares could make it more difficult for a third party to acquire us. In addition, our articles of incorporation provides for a staggered board of directors, whereby directors serve for three year terms, with approximately one third of the directors coming up for reelection each year. Having a staggered board will make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.
We are also subject to the anti-takeover provisions of Section 302A.673 of the Minnesota Business Corporation Act. Under these provisions, if anyone becomes an “interested shareholder,” we may not enter into a “business combination” with that person for four years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 302A.673, “interested shareholder” means, generally, someone owning 10% or more of our outstanding voting stock or an affiliate of ours that owned 10% or more of our outstanding voting stock during the past four years, subject to certain exceptions.
We do not intend to declare dividends on our stock in the foreseeable future.
We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings, if any, for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, you should not expect to receive dividend income from shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial position, business strategy, and plans and objectives for future operations and products. The words “may,” “will,” “believe,” “expect,” “estimate,” “continue,” “anticipate,” “intend” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, business operations and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:
•	the highly competitive nature of the markets in which we sell our products;

•	regulatory hurdles that may prevent, delay or make more expensive our introduction of products;

•	the failure to continue developing innovative products;

•	the loss of our customers;

•	increases in prices for raw materials or the loss of key supplier contracts;

•	employee slowdowns, strikes or similar actions;

•	product liability claims exposure;

•	risks in connection with our operations outside the United States;

•	conditions and changes in the medical device industry generally;

•	the failure in protecting our intellectual property;

•	exposure to competitors’ assertions of intellectual property claims;

•	the failure to retain senior management or replace lost senior management;

•	changes in U.S. generally accepted accounting principles;

•	changes in general economic and business conditions;

•	changes in currency exchange rates and interest rates;

•	introduction of competing products;

•	lack of acceptance of new products;

•	competitive pressures on the transactional sales and margins, and competition from new market participants for our sales;

•	adverse changes in applicable laws or regulations;

•	the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions;

•	the failure to integrate effectively newly acquired operations; and

•	the absence of expected returns from the amount of intangible assets we have recorded.
We believe that the above factors are important, but not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. All forward-looking statements included in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update any of the forward-looking statements, except as may be required under federal securities laws.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares by the selling shareholders. Some of the shares of common stock covered by this prospectus will only be issued upon the exercise of warrants. The proceeds, if any, we receive from the exercise of the warrants will be used for general corporate purposes.
SELLING SHAREHOLDERS
In April 2005, we completed a private placement to the selling shareholders in which we sold an aggregate of 2,147,142 shares of our common stock, together with warrants to purchase 1,180,928 shares of our common stock at an exercise price of $4.75 per share. In February 2006, we issued 57,381 shares of our common stock to some of the selling shareholders as payment for liquidated damages pursuant to a Registration Rights Agreement dated April 21, 2005. This prospectus covers the resale of the shares of common stock acquired in the private placement and as payment for liquidated damages as well as the shares issuable upon exercise of the warrants.
The number of shares in the “Shares Offered” column represents all of the shares that each selling shareholder may offer under this prospectus. We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may choose not to sell any of the shares offered by this prospectus. Because the selling shareholders may offer all, some or none of their respective shares, we cannot estimate the number of shares the selling shareholders will hold after the completion of the offering. For purposes of the table below, however, we have assumed that after completion of this offering none of the shares covered by this prospectus will be held by the selling shareholders.
Beneficial ownership and the percentages shown in the following table are calculated in accordance with the rules of the SEC. The percentages are based on 13,264,604 shares outstanding on July 16, 2007. Unless otherwise indicated in the footnotes to the table, to our knowledge, each shareholder identified in the table possesses sole voting and investment power over its shares of common stock, except for those jointly owned with that person’s spouse.
Except as described in the footnotes below, no selling shareholder has had any material relationship with us within the last three years.

	Shares Owned			Shares	Shares Owned
	Prior to Offering			Offered	After Offering
Name of Selling Shareholder	Number*	Percentage		Number	Number	Percentage
Bonanza Master Fund, Ltd. (1)	285,714	2.1%		285,714	—	—
Burguette Investment Partners, L.P. (2)	100,000	*	*	50,000	50,000	*	*
Devron H. & Valerie C. Char JT (3)	35,000	*	*	5,000	30,000	*	*
Ellis Limited Partnership (4)	67,500	*	*	7,500	60,000	*	*
Charles Esposito (5)	10,561	*	*	10,561	—	—
Industricorp & Co., Inc. FBO Twin City Carpenters Pension Plan (6)	227,102	1.7%		114,602	112,500	*	*
Perkins Capital Management, Inc. Profit Sharing Plan U/A dated 12/15/86 (7)	20,000	*	*	5,000	15,000	*	*
Richard W. Perkins Trustee U/A dated 6/14/78 FBO Richard W. Perkins (8)	50,000	*	*	5,000	45,000	*	*
Pyramid Partners, L.P. (9)	170,000	1.3%		20,000	150,000	*	*
John F. Rooney (10)	42,500	*	*	5,000	37,500	*	*
SF Capital Partners Ltd. (11)	1,390,014	10.5%		1,481,681	612,500	4.5%
Whitebox Intermarket Partners, L.P. (12)	142,857	1.1%		142,857	—	—
Craig-Hallum Capital Group LLC(13)	176,857	1.3%		107,357	69,500	*	*

*	Includes shares previously registered on Registration Statement No. 333-126737

**	Represents beneficial ownership of less than one percent of our common stock.

(1)	The address of Bonanza Master Fund, Ltd. is 300 Crescent Court, Suite 1740, Dallas, Texas 75201. The “Shares Owned Prior to Offering” column includes 285,714 shares issuable upon the exercise of warrants that are currently exercisable. Bonanza Master Fund, Ltd. and Bonanza Capital, Ltd. have shared voting and investment power over the shares. Based on Schedule 13G (Amendment No. 1) filed February 14, 2007, Bonanza Fund Management, Inc. is the general partner of both of Bonanza Master Fund, Ltd. and Bonanza Capital, Ltd and has voting and dispositive power over the shares. Bernay Box is the President of Bonanza Fund Management, Inc. and has voting and dispositive power over the shares.

(2)	The address of Burguette Investment Partners, L.P. is 435 Martin Street, Suite 3090, Blaine, Washington 98230. James T. Tiampo has voting and dispositive power over the shares held by Burguette Investment Partners. The “Shares Owned Prior to Offering” column includes 100,000 shares underlying warrants that are currently exercisable, 50,000 shares of which are registered on Registration Statement No. 333-137128.

(3)	The address of Devron H. and Valerie C. Char JT is c/o Perkins Capital Management, Inc., 730 East Lake Street, Wayzata, Minnesota 55391. The “Shares Owned Prior to Offering” column includes 15,000 shares underlying warrants that are currently exercisable, 10,000 shares of which are registered on Registration Statement No. 333-137128. Based on Schedule 13G (Amendment No. 1) filed January 12, 2007, Perkins Capital Management, Inc. has sole voting power and sole dispositive power over, and is deemed to beneficially own, the shares owned by Devron H. and Valerie C. Char. Richard W. Perkins is President of Perkins Capital Management, Inc. and has voting and dispositive power over those shares.

(4)	The address of Ellis Limited Partnership is c/o Perkins Capital Management, Inc., 730 East Lake Street, Wayzata, Minnesota 55391. The “Shares Owned Prior to Offering” column includes 27,500 shares underlying warrants that are currently exercisable, 20,000 shares of which are registered on Registration Statement No. 333-137128. Based on Schedule 13G (Amendment No. 1) filed January 12, 2007, Perkins Capital Management, Inc. has voting and dispositive power over, and is deemed to beneficially own, the shares owned by Ellis Limited Partnership. Richard W. Perkins is President of Perkins Capital Management, Inc. and has voting and dispositive power over those shares.

(5)	The address of Charles Esposito is 35 Green Meadow Boulevard, Middletown, New Jersey 07748. The “Shares Owned Prior to Offering” column includes 10,000 shares underlying warrants that are currently exercisable.

(6)	The address of Industricorp & Co., Inc. is 312 Central Avenue, Suite 508, Minneapolis, Minnesota 55414-1074. The “Shares Owned Prior to Offering” column includes 75,000 shares underlying warrants that are currently exercisable, 37,500 shares of which are registered on Registration Statement No. 333-137128. Based on Schedule 13G (Amendment No. 1) filed January 12, 2007, Perkins Capital Management, Inc. has voting and dispositive power over, and is deemed to beneficially own, the shares owned by Industricorp & Co. Richard W. Perkins is President of Perkins Capital Management, Inc. and has voting and dispositive power over those shares.

(7)	The address of Perkins Capital Management, Inc. Profit Sharing Plan U/A dated 12/15/86 is 730 East Lake Street, Wayzata, Minnesota 55391. The “Shares Owned Prior to Offering” column includes 10,000 shares underlying warrants that are currently exercisable, 5,000 shares of which shares are registered on Registration Statement No. 333-137128. Richard W. Perkins, as trustee, has voting and dispositive power over the shares owned by Perkins Capital Management, Inc. Profit Sharing Plan.

(8)	The address of Richard W. Perkins, Trustee, U/A dated 6/14/78 FBO Richard W. Perkins, is c/o Perkins Capital Management, Inc., 730 East Lake Street, Wayzata, Minnesota 55391. The “Shares Owned Prior to Offering” column includes 20,000 shares underlying warrants that are currently exercisable, 15,000 shares of which shares are registered on Registration Statement No. 333-137128. Richard W. Perkins has voting and dispositive power over the shares.

(9)	The address of Pyramid Partners, L.P. is c/o Perkins Capital Management, Inc., 730 East Lake Street, Wayzata, Minnesota 55391. The “Shares Owned Prior to Offering” column includes 70,000 shares underlying warrants that are currently exercisable, 50,000 shares of which are registered on Registration Statement No. 333-137128. Based on Schedule 13G (Amendment No. 1) filed January 12, 2007, Perkins Capital Management, Inc. has voting and dispositive power over, and is deemed to beneficially own, the shares owned by Pyramid Partners. Richard W. Perkins is President of Perkins Capital Management, Inc. and has voting and dispositive power over those shares.

(10)	The address of John F. Rooney is c/o Perkins Capital Management, Inc., 730 East Lake Street, Wayzata, Minnesota 55391. The “Shares Owned Prior to Offering” column includes 17,500 shares underlying warrants that are currently exercisable, 12,500 shares of which shares are registered on Registration Statement No. 333-137128. Based on Schedule 13G (Amendment No. 1) filed January 12, 2007, Perkins Capital Management, Inc. has voting and dispositive power over, and is deemed to beneficially own, the shares owned by John F. Rooney. Richard W. Perkins is President of Perkins Capital Management, Inc. and has voting and dispositive power over those shares.

(11)	The address of SF Capital Partners Ltd. is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, Wisconsin 53235. SF Capital Partners, an affiliate of a broker-dealer, purchased all shares covered by this registration statement in the ordinary course of business and, at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute those shares. The “Shares Owned Prior to Offering” column excludes (x) 500,000 shares underlying warrants that are currently exercisable, all of which shares are covered by this prospectus, and (y) 204,167 shares underlying warrants that are currently exercisable, all of which shares are registered on Registration Statement No. 333-137128. The “Shares Owned After Offering” column includes 204,167 shares underlying warrants that are currently exercisable, all of which shares are registered on Registration Statement No. 333-137128. The warrants are subject to exercise caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 4.9% and 9.9% of our outstanding common stock, giving effect to such exercise. The holder may waive the 4.9% ownership cap, but such waiver will not be effective until the 61st day after delivery thereof. As a result, the holder is not deemed to be the beneficial owner of the shares underlying the warrants as of the date hereof. Michael A. Roth and Brian J. Stark are the managing members of Stark Offshore Management, LLC, which acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Stark Offshore Management, Messrs. Roth and Stark possess voting and dispositive power over the shares held by SF Capital Partners and therefore may be deemed to be beneficial owners of the shares. Messrs. Roth and Stark disclaim such beneficial ownership. Based on Schedule 13G (Amendment No. 1) filed February 14, 2007.

(12)	The address of Whitebox Intermarket Partners, L.P. is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. The “Shares Owned Prior to Offering” column includes 142,857 shares underlying warrants that are currently exercisable. Whitebox Advisors, LLC (“WA”), Whitebox Intermarket Advisors, LLC (“WIA”), Whitebox Intermarket Fund, L.P. (“WIFLP”) and Whitebox Intermarket Fund, Ltd. (“WIFLTD”) may be deemed to possess indirect beneficial ownership of the shares held directly by Whitebox Intermarket Partners, L.P. and each of WA, WIA, WIFLP and WIFLTD disclaim such beneficial ownership, except to the extent of its pecuniary interest in the shares. Andrew J. Redleaf is a Director and CEO of WA, which is the Managing Member of Whitebox Intermarket Partners, L.P.’s general partner, WIA. Mr. Redleaf has voting and dispositive power over the shares.

(13)	The address of Craig-Hallum Capital Group LLC is 222 South 9th Street, Suite 350, Minneapolis, Minnesota 55402. The “Shares Owned Prior to Offering” column includes 176,857 shares underlying warrants that are currently exercisable, 69,500 shares of which are registered on Registration Statement No. 333-137128. Bradley W. Baker, President and CEO of Craig-Hallum Capital Group LLC, and John L. Flood, Chairman of Craig-Hallum Capital Group LLC, have voting and dispositive power over the shares owned by Craig-Hallum Capital Group. Craig-Hallum Capital Group LLC, a registered broker-dealer, has acted as placement agent for our private placements completed in April 2005 and August 2006.

PLAN OF DISTRIBUTION
The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
Upon our company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.
The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In such event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares will be paid by the selling shareholders and/or the purchasers. Each selling shareholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.
We have advised each selling shareholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholder in connection with resales of its shares under this Registration Statement.
We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling shareholders against certain losses, liabilities and damages, including liabilities under the Securities Act. If the selling shareholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
VALIDITY OF COMMON STOCK
The validity of the shares of common stock offered by this prospectus has been passed upon by Messerli & Kramer P.A.
EXPERTS
Our consolidated financial statements as of and for the years ended March 31, 2007 and 2006 incorporated in this prospectus and registration statement by reference from our Annual Report on Form 10-KSB for the year ended March 31, 2007 have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of McGladrey & Pullen, LLP given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC with respect to this offering. Parts of the registration statement have been omitted from this prospectus in accordance with the rules and regulations of the SEC. We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the termination of this offering:

(1)	Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007;

(2)	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2007;

(3)	Our Current Report on Form 8-K dated June 6, 2007; and

(4)	The description of our common stock contained in our Registration Statement on SB-2 filed with the SEC (No. 333-133072).
Any statement contained in the documents incorporated by reference in this prospectus will be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supercedes the statement. Information that we file later with the SEC before the termination of this offering will automatically modify and supercede the information previously incorporated by reference and the information in this prospectus. Any statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this prospectus.
Upon written or oral request, free of charge, we will provide any person, including beneficial owners, to whom a copy of this prospectus is delivered a copy of any document incorporated by reference, excluding all exhibits unless we specifically incorporated by reference an exhibit in this prospectus. Any such requests should be addressed to:
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, Minnesota 55343
Attn: Chief Financial Officer
(952) 426-6140

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the costs and expenses payable by us in connection with the registration of the common stock hereunder. All amounts are estimates, except for the SEC registration fee.

Item	Amount
SEC registration fee	$16
Accountants’ fees and expenses	18,000	*
Legal fees and expenses	23,000	*
Printing expenses	5,000	*
Miscellaneous expenses	1,000	*

Total	$47,016

*	Includes estimated fees and expenses for both the original Registration Statement on Form SB-2 filed with the SEC on April 7, 2006 and this Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 on Form S-3.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Our Bylaws provide that we shall indemnify officers and directors to the extent permitted by Section 302A.521.
ITEM 16. EXHIBITS

Number	Description
4.1	Form of Stock Certificate representing shares of Common Stock (Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form 10SB)

4.2	Form of Warrant (Incorporated by reference to Exhibit 10.21 to Registrant’s Form 8-K dated April 21, 2005)

5**	Legal Opinion of Messerli & Kramer P.A.

10.1
Form of Securities Purchase Agreement dated as of April 21, 2005, by and among Uroplasty, Inc., and the investors identified on the signature pages thereto (Incorporated by reference to Exhibit 10.20 to Registrant’s Form 8-K dated April 21, 2005)

10.2
Form of Registration Rights Agreement dated as of April 21, 2005, by and among Uroplasty, Inc., and the investors named therein (Incorporated by reference to Exhibit 10.22 to Registrant’s From 8-K dated April 21, 2005)

Number	Description
23.1*	Consent of McGladrey & Pullen, LLP

23.2**	Consent of Messerli & Kramer P.A. (included in Exhibit 5)

24.1*	Power of Attorney (included on signature page)

*	Filed herewith

**	Previously filed
ITEM 17. UNDERTAKINGS.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(2) For determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.
(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.
(4) For determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-133072) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on August 24, 2007.

UROPLASTY, INC.

By:	/s/ DAVID B. KAYSEN

David B. Kaysen
President and Chief Executive Officer
Power of Attorney
KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers of Uroplasty, Inc. hereby severally constitutes each of David B. Kaysen and Mahedi A. Jiwani with full power of substitution, his or her true and lawful attorney with full power to him, to sign for the undersigned and in his or her name in the capacity indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including amendments pursuant to Rule 462 and post-effective amendments), and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable Uroplasty, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her attorney, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement (333-133072) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title/Capacity	Date

/s/ DAVID B. KAYSEN David B. Kaysen	President, Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2007

/s/ MAHEDI A. JIWANI Mahedi A. Jiwani	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 24, 2007

/s/ R. PATRICK MAXWELL R. Patrick Maxwell	Chairman of the Board of Directors	August 24, 2007

/s/ THOMAS E. JAMISON Thomas E. Jamison	Director	August 24, 2007

/s/ LEE A. JONES Lee A. Jones	Director	August 24, 2007

/s/ JAMES P. STAUNER James P. Stauner	Director	August 24, 2007

/s/ SVEN A. WEHRWEIN Sven A. Wehrwein	Director	August 24, 2007

EXHIBIT INDEX

Number	Description
4.1	Form of Stock Certificate representing shares of our Common Stock (Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form 10SB)

4.2	Form of Warrant (Incorporated by reference to Exhibit 10.21 to Registrant’s Form 8-K dated April 21, 2005)

5**	Legal Opinion of Messerli & Kramer P.A.

10.1
Form of Securities Purchase Agreement, dated as of April 21, 2005, by and among Uroplasty, Inc., and the investors identified on the signature pages thereto (Incorporated by reference to Exhibit 10.20 to Registrant’s Form 8-K dated April 21, 2005)

10.2
Form of Registration Rights Agreement dated as of April 21, 2005, by and among Uroplasty, Inc., and the investors named therein (Incorporated by reference to Exhibit 10.22 to Registrant’s Form 8-K dated April 21, 2005)

23.1*	Consent of McGladrey & Pullen, LLP

23.2**	Consent of Messerli & Kramer P.A. (included in Exhibit 5)

24.1*	Power of Attorney (included on signature page)

*	Filed herewith

**	Previously filed